Exhibit 23.5

CONSENT OF JOHN BURNS REAL ESTATE CONSULTING, LLC

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 filed by American Residential Properties, Inc. (the “Company”) of the use of our name, the references to the John Burns Real Estate Consulting, LLC market study prepared for the Company, and the attachment of such market study as an exhibit included in the Registration Statement (Form S-11 No. 333-187450) and related prospectus of the Company for the registration of shares of its common stock.

Dated: May 10, 2013

JOHN BURNS REAL ESTATE CONSULTING, LLC

By	/s/ Don Walker
Name:	Don Walker
Title:	President